SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.    )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12

                              Perini Corporation
               (Name of Registrant as Specified In Its Charter)

                                Barry R. Blake
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:

          Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:



                              PERINI CORPORATION
                             73 Mt. Wayte Avenue
                       Framingham, Massachusetts 01701




                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 19, 1994


TO THE STOCKHOLDERS OF PERINI CORPORATION:

     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of PERINI CORPORATION will be held at State Street Bank and Trust Company, Enterprise Room, 5th Floor, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 19, 1994, at 10:00 a.m., for the following purposes:

     A. To elect five Class I Directors, to hold office for a three-year term, expiring in 1997 and until their successors are chosen and qualified;

     B. To consider and take action on certain changes to the Restated Articles of Organization of the Company, as heretofore amended, to increase the number of authorized shares from 7,500,000 to 15,000,000.

     C. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 29, 1994, as the record date for the determination of the stockholders entitled to vote at the meeting.

     Stockholders who do not expect to attend in person and who wish their stock to be voted are urged to fill in, sign, date and return the accompanying form of proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States.




                                     By order of the Board of Directors,
                                              Robert E. Higgins
                                                  Secretary

April 13, 1994

     The Annual Report of the Company, including financial statements for the year 1993, is being sent to stockholders concurrently with this Notice.



                              PERINI CORPORATION
                             73 Mt. Wayte Avenue
                       Framingham, Massachusetts 01701

                               PROXY STATEMENT

                      ANNUAL MEETING OF THE STOCKHOLDERS
                            OF PERINI CORPORATION


     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of PERINI CORPORATION (hereinafter called the "Company") to be used at the annual meeting of the stockholders of the Company to be held at State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 19, 1994, at 10:00 a.m., and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. If the accompanying form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised either by notice to the Secretary of the Company, the subsequent execution of another Proxy, or by voting in person at the meeting. It is anticipated that the Proxy Statement and the enclosed Proxy will be mailed to the stockholders of record on or about April 13, 1994.

     As of March 29, 1994, the Company had outstanding 4,330,807 shares of common stock. Each share is entitled to one vote. Holders of the Company's $2.125 Depositary Convertible Exchangeable Preferred Shares (which represents 1/10 share of $21.25 Convertible Exchangeable Preferred Stock) are not entitled to notice of or to vote on any matters scheduled to come before the meeting.

     The Board of Directors has fixed the close of business on March 29, 1994, as the record date for the determination of the stockholders entitled to vote at the meeting.

Stockholder Proposals for 1995 Annual Meeting

     Any proposal of a stockholder intended to be presented at the Company's 1995 Annual Meeting of Stockholders must be received by the Company for inclusion in the proxy statement and form of proxy for that meeting no later than December 15, 1994. In addition, stockholder proposals and director nominations must comply with the requirements of the Company's By-Laws.

                                      A.
                            ELECTION OF DIRECTORS


     In accordance with the Company's By-Laws and Massachusetts law, the Board of Directors is divided into three approximately equal classes, with each Director serving for a term of three years. As a consequence, the term of only one class of directors expires each year, and their successors are elected for terms of three years. The Board of Directors is presently comprised of 14 members as follows:

     Class I: Marshall M. Criser, Thomas E. Dailey, Arthur J. Fox, Jr., James M. Markert and Nancy Hawthorne are the five nominees for election at this Annual Meeting to serve until the 1997 Annual Meeting of Stockholders and until their successors are chosen and qualified.

     Class II:  Richard J.  Boushka, Marshall  A. Jacobs  and Bart  W. Perini
                were the three nominees elected as directors at the 1992 Annual Meeting to serve until the 1995 Annual Meeting of
                Stockholders and until their successors are chosen and qualified. Jane E. Newman was elected a Class II Director by the Board of Directors on September 10, 1992 and will serve until the 1995 Annual Meeting of Stockholders.

     Class III: Albert A.  Dorman, Robert M. Jenney, John J. McHale, David B.
                Perini and Joseph R. Perini were the five nominees elected as directors at the 1993 Annual Meeting to serve until the 1996 Annual Meeting of Stockholders and until their successors are chosen and qualified.




     Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of Messrs. Criser, Dailey, Fox, Markert and Ms. Hawthorne as directors to hold office until the 1997 Annual Meeting of Stockholders and until their successors are chosen and qualified. The Board of Directors does not contemplate that any nominee will be unable to serve as a director for any reason, but, if that should occur prior to the meeting, the proxy holders will select another person in his place and stead. Information regarding these nominees for election as directors, as well as each director whose term is not scheduled to expire until the 1995 and 1996 Annual Meeting of Stockholders is set forth below.

             Ownership of Common Stock by Directors and Officers

     The following table sets forth certain information concerning beneficial ownership as of March 4, 1994 of the Common Stock of the Company by each director and named executive officer of the Company, and by all directors and executive officers of the Company as a group. Also, included in the table with respect to each director is his principal occupation or employment during the past five years, his age and the period during which he has served as director of the Company.

                                                                      Number of Shares of Common Stock
                                                                     of the Company Beneficially Owned
                                                                          On March 4, 1994(1)(2)
                                                                -------------------------------------------

                                                 Period
                                                 During
                                                 Which             Sole
                                                 He Has           Voting
       Name and                                  Served            and
  Principal Occupation                           as a           Investment                                       Percentage
For The Past Five Years                 Age     Director          Power            Shared          Aggregate      of Class
- -----------------------                 ---     --------        ----------         ------          ---------     ----------

David B. Perini(3)(6)                   56       1970            97,701(8)       266,679(9)         364,380        8.41%
  Chairman, President and                       to date
  Chief Executive Officer

Joseph R. Perini(3)(4)                  63       1961            66,070(10)            0             66,070        1.53
  Formerly Vice Chairman                        to date
  & Senior Vice President

John J. McHale(5)                       71       1962             1,401(11)            0              1,401         *
  Formerly Deputy                               to date
  Chairman, Montreal
  Baseball Club Ltd.

Robert M. Jenney(3)(4)                  75       1971             1,701(11)            0              1,701         *
  President, Jenney                             to date
  Oil Co., Inc.

Marshall A. Jacobs(3)(5)                74       1972             1,401(11)            0              1,401         *
  Of Counsel, Law Firm of                       to date
  Jacobs Persinger &
  Parker, formerly Senior
  Partner

Richard J. Boushka                      59       1975             2,201(11)            0              2,201         *
  (5)(6)(7)                                     to date
  Principal, Boushka
  Properties, a private
  investment firm

Bart W. Perini                          54      1971 to           9,684(12)      205,449(13)       215,133         5.18
  President and Chief                           1976 &
  Operating Officer of                          1979
  Perini Land and                               to date
  Development Company

Marshall M. Criser(4)(7)                65       1985             1,401(11)            0              1,401         *
  Chairman, Law firm of                         to date
  Mahoney Adams and Criser;
  President Emeritus,
  University of Florida

James M. Markert(7)                     60       1985            13,629(14)            0             13,629         *
  Senior Vice President,                        to date
  Finance & Administration

Thomas E. Dailey                        61       1986            32,946(15)            0             32,946         *
  Executive Vice President,                     to date
  Construction

Arthur J. Fox, Jr.(5)(6)                70       1989             1,564(16)            0              1,564         *
  Managing Director,                            to date
  Construction Industry
  Presidents Forum;
  Editor Emeritus,
  Engineering News-Record

Jane E. Newman(4)                       48       1992               580(17)            0                580         *
  President, Coastal                            to date
  Broadcasting Corp.,
  formerly Assistant to the
  President of the U.S.
  (1989-1991)

Albert A. Dorman(4)                     67      March 1993          503(18)            0                503         *
  Founding Chairman AECOM
  Technology Corporation

Nancy Hawthorne                         42      December            196(19)            0                196         *
  Senior Vice President &                         1993
  Chief Financial Officer
  Continental Cablevision

John H. Schwarz                         55         -              4,331(20)            0              4,331         *
  Chief Executive Officer
  Perini Land and
  Development Company

All directors and executive                                     238,427          266,679(21)        505,106       11.66%
  officers as a group (15
  persons)


*Less than one percent


(1) Beneficial ownership is the direct or indirect ownership of Common Stock of the Company including the right to control the vote or investment of or acquire such Common Stock (for example, through the conversion of shares of the Company's $2.125 Depositary Convertible Exchangeable Preferred Shares, exercise of options or various trust arrangements) within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934. The shares owned by each person or by the group, and the shares included in the total number of shares outstanding have been adjusted in accordance with said Rule 13d-3. The aggregate percentage owned has been determined by dividing the aggregate total of shares owned by each person, or by the group, by the number of shares of Common Stock of the Company outstanding on March 5, 1993.

(2) The table does not include an aggregate of 13,680 shares allocated to directors and named executive officers under the terms of the Perini Corporation Employee Stock Ownership Plan.

(3)  Member of the Executive Committee.

(4)  Member of the Audit Committee.

(5)  Member of the Compensation Committee.

(6)  Member of the Nominating Committee.

(7)  Member of the Special Committee.

(8) Includes 11,223 shares in his children's names for which he has Power of Attorney giving him voting power. Includes 216 shares held by David B. Perini as Guardian for one of his children. Includes 27,300 shares for which Mr. Perini holds options. Includes 463 shares of Common Stock resulting from the assumed conversion of 700 shares of Convertible
     Preferred Stock (.662) shares of Common Stock for each share of Preferred Stock).

(9) David B. Perini disclaims beneficial ownership in all but 56,499 of such 266,679 shares. Includes 205,449 shares, as to which Mr. Perini disclaims beneficial interest, held by The Perini Memorial Foundation, Inc., a Massachusetts charitable corporation ("The Perini Foundation"), of which David B. Perini is an officer and director. The wife of Mr. Perini owns 3,029 of such shares in her name and 1,503 shares in her name as Trustee for one of their children, as to all of which shares Mr. Perini disclaims beneficial ownership. Includes 56,499 shares, held in a testamentary trust established under the will of Louis R. Perini Sr. David B. Perini is one of four trustees of such trust and is one of the beneficiaries of this trust. Includes 199 shares of Common Stock resulting from the assumed conversion of 300 shares of Convertible Preferred Stock (.662 shares of Common Stock for each share of Preferred Stock).

(10) Includes 2,648 shares of Common Stock resulting from the assumed conversion of 4,000 shares of Convertible Preferred Stock (.662 shares of Common Stock for each share of Preferred Stock).

(11) Includes 366 shares awarded on May 19, 1988 and 835 shares awarded on May 16, 1991 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. See "Directors Compensation" on page 16.

(12) Includes 4,850 shares for which Mr. Perini holds options.

(13) Includes 205,449 shares, as to which Mr. Perini disclaims any beneficial interest, held by The Perini Foundation, of which Bart W. Perini is an officer and director.

(14) Includes 9,300 shares for which Mr. Markert holds options.

(15) Includes 9,300 shares for which Mr. Dailey holds options.

(16) Includes 214 shares awarded on March 21, 1989 and 835 shares awarded on May 16, 1991 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. See "Directors Compensation" on page 16.

(17) These shares were  awarded on September  10, 1992  pursuant to the  1988
     Perini  Corporation Restricted  Stock Plan  for Outside Directors.   See
     "Directors Compensation" on page 16.

(18) Includes  303 shares  awarded on  March 10,  1993 pursuant  to  the 1988
     Perini Corporation  Restricted Stock  Plan for Outside  Directors.   See
     "Directors Compensation" on page 16.

(19) These shares were awarded December 7, 1993 pursuant to the 1988 Perini Corporation Restricted Stock Plan for Outside Directors. See "Directors Compensation" on page 16.

(20) Includes 4,050 shares for which Mr. Schwarz holds options.

(21) The number of shares beneficially owned by all nominees for director and corporate officers as a group (see Note 1 above) has been adjusted to eliminate the duplicate inclusion of 205,449 shares owned by The Perini Foundation.

     David B. Perini, Joseph R. Perini and Bart W. Perini are first cousins.

     The Board of Directors met nine times during 1993. The Board of Directors has a Compensation Committee, the duties of which are summarized in "The Compensation Committee Report" on pages 9 to 11 herein. The Committee held three meetings during 1993. The Board also has an Audit Committee, the duties of which are to oversee the audit function of the Company's independent certified public accountants, to review periodically significant financial information relating to the Company and to act as a communication link between the Board of Directors and such certified public accountants. The Audit Committee met twice during 1993. The Board of Directors has a Nominating Committee which met once during 1993. This Committee does not accept nominations from shareholders. The Board of Directors has an Executive Committee. This Committee did not meet in 1993. The Board of Directors has a Special Committee, the duties of which are to review on behalf of the Board, and make recommendations to the Board with respect to, agreements entered into by the Company with Pacific Gateway Properties, Inc. The Special Committee did not meet during 1993. The members of each such committee are identified in the above table. During 1993 all of the directors of the Company attended at least 75% of the meetings of the Board of Directors and its committees of which they are members.

     Except as set forth below, none of the nominees is a director of any company which is subject to the reporting requirements of the Securities Exchange Act of 1934 or which is a registered investment company under the Investment Company Act of 1940.




                 Name of Nominee               Director of
                 ---------------               -----------

 Richard J. Boushka  . . . . . . . . . .  Tremont Corporation
 Marshall M. Criser  . . . . . . . . . .  Barnett Banks, Inc.
                                          Bell South Corporation
                                          FPL Group, Inc.

 Marshall A. Jacobs  . . . . . . . . . .  Pacific Gateway Properties,
                                          Inc.

 Jane E. Newman . .  . . . . . . . . . .  New England Telephone Co.
                                          Fleet Bank - New Hampshire
                                          Consumers Water Company
                                          Public Service Co. of N.H.
 David B. Perini  .  . . . . . . . . . .  New England Telephone Co.
                                          State Street Boston Corp.

 Joseph R. Perini .  . . . . . . . . . .  First Financial Trust, N.A.

                       Certain Other Beneficial Holders

     The following table sets forth certain information concerning beneficial ownership as of March 4, 1994 of the Common Stock of the Company by certain other holders of in excess of 5% of the Common Stock of the Company.

     According to the information available to the Board of Directors no person owns of record or beneficially more than 5% of the outstanding Common Stock of the Company except as set forth below and except for David B. Perini and Bart W. Perini as set forth in the table relating to "Election of Directors" on pages 2, 3 and 4.

                                                                    Number of Shares of Common Stock
                                                                    of the Company Beneficially Owned
                                                                           On March 4, 1994(1)
                                                               ------------------------------------------

                                                                 Sole
                                                                Voting
                                                                 and
                                                               Investing                                     Percentage
        Name                          Address                    Power           Shared       Aggregate       of Class
        ----                          -------                  ---------         ------       ---------      ----------


 Perini Corporation              73 Mt. Wayte Avenue
   Employee Stock                Framingham, MA 01701
   Ownership Trust
   ("ESOT")(2)                                                 241,973         315,491(3)      557,464         12.87%

 Quest Advisory Corp.            1414 Avenue of the Americas   319,100(4)            0         319,100          7.37%
                                 New York, NY 10019

 Tutor-Saliba Corp.              c/o Ronald N. Tutor           278,218(5)            0         278,218          6.42%
                                 15901 Olden Street
                                 Sylmar, CA 91342


(1)  See footnote (1) on page 5.

(2) Robert E. Higgins, Kenneth A. Isaacs and John E. Chiaverini are Trustees of the Perini Corporation ESOT and are members of the Committee empowered to administer the Perini Corporation Employee Stock Ownership Plan ("ESOP") under the terms thereof.

(3) These shares held by the Trust have been allocated to the accounts of participants in the Perini Corporation Employee Stock Ownership Plan.

(4) Based on information contained in Schedule 13G of Quest Advisory Corp. and Quest Advisory Co., a General Partnership and Charles H. Royce dated February 17, 1994.

(5) Based on information contained in Schedule 13D of Tutor-Saliba Corporation dated May 4, 1993. In addition, a Schedule 13D was filed on May 4, 1993 by Ronald N. Tutor reporting his ownership of 5,300 shares or .1%.

                      THE COMPENSATION COMMITTEE REPORT


     The Compensation Committee of the Company consists of four Directors, none of whom is an employee or an officer of the Company. The principal powers and duties of the Compensation Committee as established by the Board of Directors are:

     1. To recommend to the Board of Directors for its approval the base salary of the Chief Executive Officer ("CEO") and to review and approve the salary recommendations of the CEO with respect to other members of top management;

     2. To recommend to the Board of Directors the annual profit target for the Company for the purpose of determining incentive compensation awards under the provisions of the Amended and Restated General Incentive Compensation Plan, for those included in the Company pool; and

     3. To administer the Amended and Restated General and Construction Business Unit Incentive Compensation Plans; such administration shall include the power to (i) approve Participants' participation in the Plans, (ii) establish performance goals, (iii) determine if and when any bonuses shall be paid, (iv) pay out any bonuses, in cash or stock or a combination thereof, as the Committee shall determine from year to year, (v) construe and interpret the Plans, and establish rules and regulations and perform all other acts it believes reasonable and proper.

Executive Compensation Policies in 1993

     In May of 1993, the Compensation Committee reviewed the recommendation of the CEO with respect to base salaries of 21 senior officers and approved raises of 4% to 6% per annum of such salaries with a weighted average increase of slightly less than 5% per annum. While there was a detailed discussion with the CEO as to several of his recommendations, none of them was changed. The action of the Committee in approving base salary adjustments was subjective and not linked to any financial goals such as corporate net income, return on equity, cash flow or stock price. Rather, the Committee was of the opinion that the increases were in line with actions of other construction companies and were justified by the efforts being made by the individuals involved.

     When meeting with the CEO with respect to his recommendations of senior officer base salaries, the Committee had the benefit of the advice of its outside compensation consultant. He was present throughout and noted how difficult it is to find a corporation with the same mix of business as the Company, making a comparison with other construction companies not always meaningful. The Committee strives to maintain corporate base salaries and the total compensation packages of its executives competitive with those of other construction companies. While recognizing that it may be difficult to find other companies with the same mix of business as the Company, the Committee, nevertheless, believed that a comparison with other construction companies was appropriate because the most substantial portion of the business of the Company is in the construction area.

Compensation of the Chief Executive in 1993

     In May of 1993, the Committee recommended to the Board of Directors, which approved the recommendation, that the base salary of the CEO be increased by $20,000 per annum from $380,000 to $400,000 (an increase of approximately 5 1/4%). At the meeting which determined the recommended increase for the CEO, the Committee once again was advised by its outside compensation consultant who noted that the CEO, because of the structure of the Incentive Compensation Plan of the Company, could not expect to receive incentive compensation comparable to amounts received by several other Company executives unless the Company overall was more profitable and the construction operations were more profitable. Incentive compensation awards authorized by the Committee in 1993 on account of 1992 operations provided for five executives to receive larger amounts of incentive compensation than the CEO, and it was deemed likely that a similar situation might prevail with respect to incentive compensation payments on account of 1993 operations.

     The fixing of the base salary of the CEO was subjective. When the CEO's total compensation package was considered, the Committee believed that it was less than those of most of its competitors in the construction industry.

The Incentive Compensation Plan of the Company

     The Incentive Compensation Plan is an integral part of the total compensation package of the CEO, the approximately 21 executives whose salaries are reviewed by the Compensation Committee, and at least 80 other employees of the Company. Participants can achieve incentive compensation awards ranging from zero to as much as 100% of base salary depending basically on the performance of the participant's business unit compared to targets established by the Compensation Committee and each participant's level of participation, which is also established by the Compensation Committee. The mechanisms of the Plan are expressed in terms of level of participation, points deriving therefrom calculated on base salary, and achievements, principally in the financial area, of goals such as budgeted net income, budgeted cash flow, and budgeted pre-tax construction profits on a unit by unit basis. The members of the management group, which include the CEO and two senior vice presidents, earn incentive compensation solely with reference to the above goals on a total company basis. In some cases, an individual's participation is divided between two units such as the management group and a business unit.

     No sums attributed to a participant in the Incentive Compensation Plan become vested until the Compensation Committee approves the payment, usually in March of each year. At the discretion of the Committee, payment can be made in cash, stock or a combination of cash and stock.

     In 1993, on account of 1992 operations, the Committee, in March, approved payment of $4,180,000 in incentive compensation payments to 99 participants, including the CEO who received $226,000 and 20 of the 21 senior officers who received $2,542,400. Payment was half in stock of the Company and half in cash.

     In addition, $1,492,000 was paid on account of accrued but unpaid incentive compensation for years prior to 1992. In 1992, the Committee determined to abolish the concept of accruing Incentive Compensation for Participants in excess of the maximum annual amounts which could be paid. Such excess amounts were generally payable over the next succeeding five years.

     In 1994, the Committee has authorized the payment of $1,754,000 of Incentive Compensation payments for 1993 operations in three equal installments in April, August and December, 1994 to 39 participants, excluding participants in the real estate group. The CEO and one senior vice president will receive no incentive compensation payment for 1993 operations and 7 of the 19 other senior executives will also receive no payment. In 1994, $967,000 may be paid on account of accrued and unpaid incentive compensation (the Committee will decide this matter in December, 1994) and, if paid, there will be a balance remaining to be paid in future years of $1,997,000. Payment of incentive compensation awards in 1994 will be paid 41% in cash and 59% in common stock (valued at fair market value over the five business days prior to the date of payment).

     The Incentive Compensation Plan for the real estate group is based on cash flow of the unit. The real estate group is being downsized and one of its primary goals is to achieve cash flow so that debt may be serviced or extinguished. In 1993, 17 different employees in the real estate group received a total of $297,600 on account of 1992 operations and $40,000 on account of accrued but unpaid incentive compensation. In 1994, 13 employees in the real estate group will receive $319,000 on account of 1993 operations in three equal installments in April, August and December, 1994. In 1994, $45,000 may be paid on account of accrued and unpaid incentive compensation (the Committee will decide this matter in December, 1994) and, if paid, there will be a balance remaining to be paid in future years of $37,000. Payment of incentive compensation awards in 1994 will be paid 41% in cash and 59% in common stock (valued at fair market value over the five business days prior to the date of payment).


                                   COMPENSATION COMMITTEE

                                   Marshall A. Jacobs, Chairman
                                   Richard J. Boushka
                                   Arthur J. Fox, Jr.
                                   John J. McHale

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation
     The following table shows, for the years ended December 31, 1993, 1992 and 1991, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the three other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers") in all capacities in which they served.

                          Summary Compensation Table
                                                                           Long-Term Compensation
                                                                           ----------------------
                                          Annual Compensation                Awards           Payouts
                                         -----------------------           ----------       ----------
                                                                           Number of
                                                                           Securities        Long-Term
                                                                           Underlying       Performance
    Name and                                                                Options           Units -        All Other
Principal Position                 Year   Salary         Bonus     Other    Granted           Payout        Compensation
- ------------------                 ----   ------         -----     -----   ----------       -----------     ------------
                                                          (1)       (2)                                         (3)


David B. Perini                    1993   $393,100     $  -         $ -        -            $  -              $5,800
Chairman, President and Chief      1992    376,700      226,000       -     20,000           139,000           6,700
Executive Officer                  1991    351,000      158,000       -     25,000             -               3,800

Thomas E. Dailey(4)                1993    292,500       98,498       -        -               -               4,300
Executive Vice President,          1992    275,300      413,000       -     12,000           170,000           5,000
Construction                       1991    257,500      386,200       -      5,000            46,400           2,900

James M. Markert                   1993    232,100        -           -        -               -               3,400
Senior Vice President, Finance &   1992    224,400      112,000       -     12,000            55,700           4,600
Administration                     1991    212,000       85,000       -      5,000             -               2,400

John H. Schwarz(5)                 1993    180,200       83,500       -        -               -               2,600
Chief Executive Officer, Perini    1992    158,200       79,000       -     12,000             -               2,900
Land & Development Co.             1991      -            -           -        -               -                 -


(1) Of the total bonus (or incentive compensation) reported for each of the Named Executive Officers, a portion has been paid in shares of the Company's Common Stock as follows: 60% of the 1993 amount, 50% of the 1992 amount and 60% of the 1991 amount. The remaining amounts were paid in cash. Mr. Dailey's 1993 bonus will be paid in December, 1994. Mr. Schwarz's bonus includes $45,000 of accrued bonus carryforward from prior years that may be paid on December, 1994. The balance of $38,500 will be paid in three equal installments in April, August and December, 1994. Payments of the 1992 and 1991 bonuses were made in April, 1993 and April 1992, respectively.

(2) Other annual compensation does not include a dollar amount which the Company is unable to quantify, but which is estimated at not more than the lesser of $50,000 or 10% of the compensation reported for each executive officer, resulting from executive perquisites which may be of personal benefit to such individuals.

(3) All other compensation represents estimated annual Company 401(k) and ESOP retirement contributions and, in 1993, consists of the following amounts, respectively, for each of the Named Executive Officers; Mr. Perini ($2,100 and $3,700), Mr. Dailey ($1,500 and $2,800), Mr. Markert
     ($1,200 and $2,200), and Mr. Schwarz ($900 and $1,700).

(4) Mr. Dailey retired effective December 31, 1993. In connection therewith, the Company entered into an agreement with Mr. Dailey covering future consulting services, as defined, for a twelve month period commencing January 1, 1994 at a monthly rate of $12,900.

(5) Mr. Schwarz became an Executive Officer on April 22, 1992. Compensation amounts include compensation for the fiscal year 1992 earned prior to Mr. Schwarz becoming an executive officer.

Stock Options
     There were no stock options granted during the year ended December 31, 1993 under the Company's 1982 Stock Option Plan to the Named Executive Officers.

Option Exercises and Holdings
     The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the year December 31, 1993 and unexercised options held as of December 31, 1993:

             Aggregated Option Exercises in the Last Fiscal Year
                      and Fiscal Year-End Option Values
                          Number of
                         Securities                                                          Value of Unexercised In-
                         Underlying                   Number of Unexercised Options at         the-Money Options at
                           Shares                             Fiscal Year-End                   Fiscal Year-End(1)
                          Acquired        Value       --------------------------------     ------------------------------
      Name               on Exercise     Realized     Exercisable        Unexercisable     Exercisable      Unexercisable
      ----               -----------     --------     -----------        -------------     -----------      -------------

David B. Perini                 0           $0          27,300               32,500           $7,000         $  7,000
Thomas E. Dailey                0            0           9,300               14,500            1,400            1,400
James M. Markert                0            0           9,300               14,500            1,400            1,400
John H. Schwarz                 0            0           4,050               13,250              700              700


(1)  Market value of common stock at year-end, minus the exercise price.


*Long-Term Performance Units
     Under the Performance Unit award feature of the 1982 Long-Term Plan, key employees may be contingently awarded a number of units which will be earned if specified financial performance goals are attained. A Performance Unit will give an employee the right to receive up to a maximum of 200% of the amount of the Performance Unit (nominally valued at $100) at the end of a specified period depending on the level of achievement of the specified financial performance goals.

     No awards were made under the terms of this Plan in 1991, 1992 and 1993 and theCompany has nocurrent plansto awardsuch performance unitsin thefuture.

Pension Plan Disclosure
     The following table sets forth pension benefits payable based on an employee's remuneration ("final average earnings") and "years of service" as defined under the Company's non-contributory Retirement Plan ("the Plan") for all its full-time employees and to the extent covered remuneration is limited by the Internal Revenue Code of 1986, as amended, pension benefits payable have been augmented based on the Company's Benefit Equalization Plan:

                  Estimated Annual Pension Benefits (2) for
                       Years of Service Indicated(3)
                ------------------------------------------

Remuneration(1)   15        20      25       30       35
- ------------      --        --      --       --       --

  $125,000      $25,560  $ 34,080$ 42,600 $ 42,600 $ 42,600
   150,000       31,185    41,580  51,975   51,975   51,975
   175,000       36,810    49,080  61,350   61,350   61,350
   200,000       42,435    56,580  70,725   70,725   70,725
   225,000       48,060    64,080  80,100   80,100   80,100
   250,000       53,685    71,580  89,475   89,475   89,475
   300,000       64,935    86,580 108,225  108,225  108,225
   400,000       87,435   116,580 145,725  145,725  145,725
   500,000      109,935   146,580 183,225  183,225  183,225


(1) Remuneration covered by the Plan and the Benefit Equalization Plan is limited to an employee's annual salary and for the Named Executive Officers is limited to the amounts in the Annual Salary column included in the Summary Compensation Table on page 10.

(2) The estimated annual benefits are calculated on a straight-line annuity basis and are not subject to any further deductions for social security since the Plan formula integrates the calculation of the benefits with certain adjustments for Social Security, as defined.

(3)  The years  of service for the  Named Executive Officers are  as follows:
     D.B. Perini (31 years), T.E. Dailey (33 years), J.M. Markert (9 years) and J.H. Schwarz (14 years).



Performance Graph

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
              Among Perini Corporation, AMEX Market Value Index,
            and Selected Construction and Real Estate Peer Groups

Measurement Period
Fiscal Year Covered       Perini     AMEX                     Real
- -------------------       Corp.      Index    Construction    Estate
                          ------     -----    ------------    ------

Measurement Pt. 1/1/89    $100       $100         $100        $100

12/31/89                   111        128          114         108
12/31/90                    27        108           98          64
12/31/91                    39        133          108          82
12/31/92                    60        135          113          75
12/31/93                    39        160          145          79


(1) The above graph compares the performance of Perini Corporation ("Perini") with that of the American Stock Exchange Market Value Index ("AMEX") and selected Construction and Real Estate Peer Groups. Companies in the Construction Peer Group Index ("Construction") are as follows: Guy F. Atkinson Company, Banister, Inc., Blount Construction, Kasler Corporation, Morrison Knudsen Corporation and Turner Corporation. Companies in the Real Estate Peer Group Index ("Real Estate") are as
     follows: Koger Properties, Newhall Land and Farming Company, AMREP Corporation, FPA Corporation, Major Realty Corporation, Deltona Corporation, Christiana Companies, Rouse Company, and Mission West Properties.

(2) The comparison of total return on investment (change in year end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1989, in each of Perini Corporation, the American Stock Exchange Market Value Index and selected Construction and Real Estate Peer Groups, with investment weighted on the basis of market capitalization.



Directors Compensation
     Outside directors of the Company are paid fees at an annual rate of $14,000, plus $750 per Board meeting attended, as well as $750 per Committee meeting attended for members of the Executive, Audit, Compensation, Nominating and Special Committees. Prior to July 1, 1993, the directors were paid fees at an annual rate of $12,000 plus $600 per Board meeting attended, as well as $600 per committee meeting attended. In addition, on May 16, 1991, the Outside Directors at that time, Messrs. John J. McHale, Robert M. Jenney, Marshall A. Jacobs, Richard J. Boushka, Marshall M. Criser and Arthur
J. Fox, Jr., were granted awards under the 1988 Perini Corporation Restricted Stock Plan for Outside Directors of 835 common shares each, subject to certain specified investment restrictions which expire on May 15, 1994, for zero consideration, and on September 10, 1992, 580 shares were granted to Jane E. Newman, on March 10, 1993, 303 shares were granted to Albert A. Dorman, and on December 7, 1993, 196 shares were granted to Nancy Hawthorne, all on a pro rata basis, but otherwise under similar terms. Based on a price equivalent to the average of the high and low prices prevailing on the American Stock Exchange on the respective grant dates, the market value of the grants approximated $12,000 per participant on the respective award dates before the impact of the pro rata adjustment.

Certain Transactions
     During 1984 the Company transferred certain income-producing real estate properties and joint venture interests to a new company, Perini Investment Properties, Inc. and distributed the common stock of that company to the Company's shareholders on a share-for-share basis. In 1992, that company changed its name to "Pacific Gateway Properties, Inc." ("PGP"), reflecting PGP's West Coast focus and minimal ongoing interdependence with the Company.

     Initially, a majority of PGP's directors were also directors of the Company and the two companies also had the same controlling stockholder group. Effective May 16, 1985, the Board of Directors of the Company established a Special Committee, consisting of three directors who hold no position with PGP, to review on behalf of, and report to the Board with respect to agreements entered into by the Company and PGP. The Special Committee makes its report to the Board of Directors, and the unaffiliated directors (directors who are not Perini Corporation employees and have no affiliation with PGP) vote on whether or not to proceed with the transactions as described. Currently, the two companies only have one common director.

     The Company, through its wholly-owned subsidiary Perini Land and Development Company, and PGP are general partners in certain real estate
joint  ventures.   The  following table  summarizes  the names  of the  joint ventures, approximate percentage interest of each and designation of the managing partner.
                                                  Percentage Interest
                                                  -------------------
Name of Joint Ventures                            Company        PGP
- ----------------------                            -------        ---
Rincon Center Associates (a California limited    46%(1)         23%
partnership)
Southwest Villages(2) (an Arizona general         40%            40%
partnership)


(1)  Designated as managing partner.

(2) During 1993, the project was sold, subject to both the Company and PGP retaining an obligation to repay $2.2 million each of the project's debt over a 7-year period.

     Other than Rincon Center, where the two parties have an ongoing relationship in a specific project (see Note 11 to the Notes to the Consolidated Financial Statements where PGP is the other general partner referred to in the first real estate development joint venture for additional information on this relationship), there are no longer any material business relationships between the Company and PGP.

     The Company utilized the services of the law firm of Jacobs Persinger & Parker (of which Marshall A. Jacobs is of Counsel), among other firms, during the last fiscal year and it is anticipated that the Company will continue to do so during the current year. During 1993, the Company paid Jacobs Persinger & Parker approximately $122,300 for legal services and related expenses.

               Relationship with Independent Public Accountants

     Arthur Andersen & Co. has audited the accounts of the Company and its subsidiaries since 1960 and has been appointed by the Board of Directors to continue in that capacity during 1994.

     Representatives of Arthur Andersen & Co. will be present at the Annual Meeting of Stockholders of the Company and will be available to respond to appropriate questions and to make a statement if they desire to do so.

                                      B.
                AMENDMENT OF RESTATED ARTICLES OF ORGANIZATION
                     TO INCREASE AUTHORIZED COMMON STOCK


          The Board of Directors has proposed an amendment to Article Three of the Restated Articles of Organization of the Company to increase its authorized Common Stock, $1.00 par value, from 7,500,000 to 15,000,000 shares.

          The Restated Articles or Organization presently authorize the issuance of 7,500,000 shares of Common Stock, $1.00 par value, and 1,000,000 shares of Preferred Stock, $1.00 par value. As of February 28, 1994, 4,330,807 shares of Common Stock and 100,000 shares of $21.25 Convertible Exchangeable Preferred Stock were issued and outstanding, 481,610 shares of Common Stock were reserved for issuance under the Company's 1982 Stock Option Plan, 662,252 shares of Common Stock were reserved for issuance under the conversion feature of the Convertible Exchangeable Preferred Stock referred to above and 1,370,978 shares of Common Stock were available for future issuance for proper corporate purposes.

          The Board of Directors believes that it is in the best interest of the Company to increase the number of authorized shares of Common Stock to make additional shares available for issuance from time to time for proper corporate purposes including, but not limited to, stock splits, stock dividends, funding employee benefit plans, raising equity capital and financing of future acquisitions. If authorized, the additional shares of Common Stock may be issued at the discretion of the Board of Directors for any proper corporate purpose without further action of the stockholders, except where stockholder approval might otherwise be required by law or by the terms of agreement which might in the future exist between the Company and any securities exchange on which its securities may then be listed. The issuance of additional shares of Common Stock may cause a dilution in the equity and earnings of the present stockholders.

          The Company has no present plans or commitments for the issuance of any of the additional shares of Common Stock proposed to be authorized and is not presently negotiating any transaction contemplating the issuance thereof.

          The Board of Directors recommends approval of the amendment to the Restated Articles of Organization increasing the number of shares of authorized Common Stock from 7,500,000 to 15,000,000. Adoption of this proposed amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

     All proxies will be voted in accordance with the instructions contained therein. If no instruction is given, the proxies will be voted FOR the proposal to amend the Restated Articles of Organization. A stockholder who abstains from a vote by registering an abstention vote will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on the particular matter. Similarly, in the event a nominee holding shares for beneficial owners votes on certain matters pursuant to discretionary authority or instructions from beneficial owners, but with respect to one or more other matters does not receive instructions from beneficial owners and does not exercise discretionary authority (a so-called "non-vote"), the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such other matters. Thus, on the vote for the proposal to elect directors, where the outcome depends on the votes cast, abstentions and non-votes will have no effect. However, on the proposal to amend the Certificate of Incorporation, where approval depends upon the favorable vote of a majority of the total voting power of the outstanding Common Stock, abstentions and non-votes will have the effect of votes against the proposal.

                                      C.
                                OTHER MATTERS

     The Board of Directors knows of no other matters which are likely to be brought before the meeting. However, if any other matters, of which the Board of Directors is not aware, are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgement on such matters.

     The  Company  will  bear  the  cost of  solicitation  of  proxies.   The
solicitation of proxies by mail may be followed by telephone or oral solicitation of certain stockholders and brokers.

IT IS IMPORTANT THAT  PROXIES BE RETURNED PROMPTLY.   THEREFORE, STOCKHOLDERS
ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                   By order of the Board of Directors


                                        Robert E. Higgins
                                            Secretary

Framingham, Massachusetts
April 13, 1994




 COMMON          PROXY SOLICITED BY THE BOARD OF DIRECTORS OF          COMMON
                         PERINI CORPORATION FOR THE
                ANNUAL MEETING OF STOCKHOLDERS - MAY 19, 1994

     The undersigned hereby appoints David B. Perini, James M. Markert and Robert E. Higgins and any of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Perini Corporation held by the undersigned at the annual meeting of stockholders to be held at State Street Bank and Trust Company, Enterprise Room, 5th Floor, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 19, 1994 at 10:00 a.m. or any adjournment thereof.

     UNLESS OTHERWISE SPECIFIED, THE UNDERSIGNED VOTE WILL BE CASE "FOR" THE ELECTION OF DIRECTORS AS SET FORTH HEREIN. THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING


[X] Please mark votes as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
1. The election of five (5) Class I Directors as described in the proxy statement of the Board of Directors to serve until the 1997 Annual Meeting

     Nominees: Marshall M. Criser, Thomas E. Dailey, Arthur J. Fox, Jr., James M. Markert and Nancy Hawthorne

          FOR   WITHHELD
          [ ]     [ ]

     --------------------------------------
     For all nominees except as noted above

2. To consider and take action on certain changes to the restated Articles of Organization of the Company, as heretofore amended, to increase the number of authorized shares from 7,500,000 to 15,000,000

          FOR   AGAINST  WITHHELD
          [ ]     [ ]      [ ]

          MARK HERE
          FOR ADDRESS     [ ]
          CHANGE AND
          NOTE AT LEFT

     Please sign exactly as name appears on card if stock is held in the name of more than one person, all holders should sign. Persons signing in a fiduciary capacity should include their title as such.

     Signature:                           Date:
     ------------------------------       -----------------

     Signature:                           Date:
     ------------------------------       -----------------




     ESOP          PROXY SOLICITED BY THE TRUSTEES OF THE           ESOP
          PERINI CORPORATION EMPLOYEE STOCK OWNERSHIP TRUST FOR THE
                ANNUAL MEETING OF STOCKHOLDERS - MAY 19, 1994

     The undersigned hereby appoints John E. Chiaverini, Robert E. Higgins and Kenneth A. Isaacs, the Trustees of the Perini Corporation Employee Stock Ownership Trust, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Perini Corporation held by them, on behalf of the undersigned at the annual meeting of stockholders to be held at State Street Bank and Trust Company, Enterprise Room, 5th Floor, 225 Franklin Street, Boston, Massachusetts, on Thursday, May 19, 1994 at 10:00 a.m. or any adjournment thereof.

     UNLESS OTHERWISE SPECIFIED, THE UNDERSIGNED VOTE WILL BE CASE "FOR" THE ELECTION OF DIRECTORS AS SET FORTH HEREIN. THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING


[X] Please mark votes as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:
1. The election of five (5) Class I Directors as described in the proxy statement of the Board of Directors to serve until the 1997 Annual Meeting

     Nominees: Marshall M. Criser, Thomas E. Dailey, Arthur J. Fox, Jr., James M. Markert and Nancy Hawthorne

          FOR   WITHHELD
          [ ]     [ ]

     --------------------------------------
     For all nominees except as noted above

2. To consider and take action on certain changes to the restated Articles of Organization of the Company, as heretofore amended, to increase the number of authorized shares from 7,500,000 to 15,000,000

          FOR   AGAINST  WITHHELD
          [ ]     [ ]      [ ]

          MARK HERE
          FOR ADDRESS     [ ]
          CHANGE AND
          NOTE AT LEFT

     Please sign exactly as name appears on card if stock is held in the name of more than one person, all holders should sign. Persons signing in a fiduciary capacity should include their title as such.

     Signature:                           Date:
     ------------------------------       -----------------

     Signature:                           Date:
     ------------------------------       -----------------